Period Ended April 30, 2003

John Hancock Investment Trust II
- John Hancock Regional Bank Fund
Series -  2
NAV per share - Class C  $35.85
Dividend from Income -
                          Class C  0.27 per share
- John Hancock Financial Industries Fund
Series -  8
NAV per share - Class C  $13.84
NAV per share - Class I    $14.47

- John Hancock Small Cap Equity Fund
Series -  9
NAV per share - Class C   $11.53
NAV per share - Class I     $12.21